Amendment dated August 3, 2007 to

TERMS SUPPLEMENT NO. 13 dated July 25, 2007
To Prospectus Supplement and Prospectus dated February 5, 2007 and
Product Supplement No. 1 dated April 12, 2007
relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 433 Registration Statement No. 333-140456
EKSPORTFINANS ASA
$[         ●         ] 15.0% One Year Reverse Convertible Notes
Linked to “Banking Basket”
due August 15, 2008
Offering Information

Issuer:	Eksportfinans ASA
Issuer rating:	Aaa (Moody’s)/AA+ (Standard & Poor’s)/AAA (Fitch)
Specified Currency:	U.S. dollars
Aggregate face amount:	$[ ● ]
CUSIP No.:	28264QHE7
ISIN:	US28264QHE70
Agent:	Natixis Securities North America Inc. 9 West 57th St. New York, New York 10019
Agent acting in the capacity as:	Principal
      Investing in the notes involves a number of risks. See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

	Price to Public		Fees and Commissions		Proceeds to Us

Per note:	$	[ ● ]	$	[ ● ]*	$	[ ● ]
Total:	$	[ ● ]	$	[ ● ]*	$	[ ● ]

*	See “Supplemental plan of distribution” below.
     You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this terms supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
      The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Natixis Securities North America Inc.
      Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 866-369-6147.

Adjustment Events
Additional terms specific to the notes
Hypothetical examples of amounts payable at maturity
The Reference Shares
Supplemental information regarding taxation in the United States
Supplemental plan of distribution

Key Terms of the Notes

Reference Shares:	Common stock of each of the issuers (each a Reference Issuer) listed in the table below. At the date of this terms supplement, the Relevant Exchange for each of the Reference Shares is set forth below.

		Relevant	Ticker
Reference Issuer	ISIN	Exchange	Symbol

The Bear Stearns Companies Inc.	US0739021089	NYSE	BSC
The Goldman Sachs Group, Inc.	US38141G1040	NYSE	GS
JPMorgan Chase & Co.	US46625H1005	NYSE	JPM
Lehman Brothers Holdings Inc.	US5249081002	NYSE	LEH
Merrill Lynch & Co., Inc.	US5901881087	NYSE	MER

Interest Rate:	15.0% per annum, payable monthly in arrears in 12 equal 1.25% payments on each of September 14, 2007, October 15, 2007, November 15, 2007, December 14, 2007, January 15, 2008, February 15, 2008, March 14, 2008, April 15, 2008, May 15, 2008, June 13, 2008, July 15, 2008 and August 15, 2008 (each an Interest Payment Date).

Redemption Amount:	The Redemption Amount payable on the Maturity Date in respect of each $1,000.00 face amount will be:

• if the official closing price quoted by the Relevant Exchange of at least one of the Reference Shares has not been below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

• if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level for each of the Reference Shares, as determined by the calculation agent in its sole discretion, or (b) the number of the worst performing Reference Shares equal to the Share Redemption Amount of those Reference Shares, if the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares. The worst performing Reference Share could be a Reference Share that has not breached its own Knock-In Level.

The performance of the Reference Shares will be determined by the calculation agent in accordance with the formula: (Final Reference Level - Initial Reference Level)/Initial Reference Level.

Initial Reference Level:	The Initial Reference Level for each of the Reference Shares is as follows:

The Bear Stearns Companies Inc.	[ ● ]
The Goldman Sachs Group, Inc.	[ ● ]
JPMorgan Chase & Co.	[ ● ]
Lehman Brothers Holdings Inc.	[ ● ]
Merrill Lynch & Co., Inc.	[ ● ]

Final Reference Level:	The official closing level of the Reference Shares on the Determination Date.

Knock-In Level:	70% of the Initial Reference Level. The Knock-In Level for each of the Reference Shares is as follows:

The Bear Stearns Companies Inc.	[ ● ]
The Goldman Sachs Group, Inc.	[ ● ]
JPMorgan Chase & Co.	[ ● ]
Lehman Brothers Holdings Inc.	[ ● ]
Merrill Lynch & Co., Inc.	[ ● ]

Share Redemption Amount:	The Share Redemption Amount for each of the Reference Shares is as follows:

The Bear Stearns Companies Inc.	[ ● ]
The Goldman Sachs Group, Inc.	[ ● ]
JPMorgan Chase & Co.	[ ● ]
Lehman Brothers Holdings Inc.	[ ● ]
Merrill Lynch & Co., Inc.	[ ● ]

The Share Redemption Amount payable on the Maturity Date, if applicable, will be the number of the worst performing Reference Shares per note that you hold in the amount set forth for those Reference Shares in the table above. This amount is equal to the $1,000.00 face amount per note divided by the Initial Reference Level of each of the Reference Shares. You will receive cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the Final Reference Level of those Reference Shares.

Trade Date:	August 10, 2007

Original Issue Date:	August 15, 2007

Determination Date:	August 12, 2008

Maturity Date†:	August 15, 2008

Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation agent:	Natixis Corporate & Investment Bank 4 Quai d’Austerlitz — 75648 Paris Cedex 13 Attn: Legal Department Telephone No.: +33 1 58 55 26 59 Fascimile No.: +33 1 58 55 26 53

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.
Adjustment Events
      For the notes described herein, an Adjustment Event will be any of the following: Potential Adjustment Event, Merger Event, Delisting, Nationalization or Insolvency, each as defined below.
Potential Adjustment Event
      Any of the following will be a Potential Adjustment Event:

•	a subdivision, consolidation or reclassification of the Reference Shares (unless a Merger Event, as defined below),

•	a distribution or dividend to existing holders of Reference Shares of (a) Reference Shares, (b) other share capital or securities granting the right to payment of dividends or the proceeds of liquidation of the issuer of those Reference Shares equally or proportionately with such payments to holders of those Reference Shares, (c) share capital or other securities of another issuer acquired by the issuer of those Reference Shares as a result of a “spin-off” or other similar transaction or (d) any other type of securities, rights or warrants or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent in its sole discretion,

•	an extraordinary dividend,

•	a call by an issuer of Reference Shares in respect of Reference Shares that are not fully paid,

•	a repurchase by or on behalf of an issuer of Reference Shares or any of its subsidiaries of those Reference Shares, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise,

•	in respect of an issuer of Reference Shares, an event that results in any shareholder rights being distributed or becoming separated from the shares of common stock or other shares of the capital stock of the issuer of those Reference Shares pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the calculation agent in its sole discretion, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights,

•	the occurrence of a tender offer by any entity or person to purchase more than 10% but less than 50% of the outstanding voting shares of any class of shares of an issuer of Reference Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and term of the tender offer, and

•	any other event that may have, in the opinion of the calculation agent in its sole discretion, a dilutive or concentrative or other effect on the theoretical value of the Reference Shares.
      Following the declaration by an issuer of Reference Shares of the terms of any Potential Adjustment Event, the calculation agent will determine in its sole discretion whether that Potential Adjustment Event has a dilutive or concentrative or other effect on the theoretical value of those Reference Shares and, if so, will:

•	make the corresponding adjustment, if any, to any one or more of the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, as the calculation agent in its sole discretion determines appropriate to account for that dilutive or concentrative or other effect, and

•	determine the effective date of that adjustment.
      The calculation agent may, but need not, determine the appropriate adjustment by reference to the adjustment in respect of that Potential Adjustment Event made by an exchange or quotation system to options contracts or futures contracts on the Reference Shares traded on that exchange or quotation system.
      Upon making any such adjustment, the calculation agent will as soon as practicable notify us and the trustee and paying agent for the notes, stating the adjustment made to the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, and giving brief details of the Potential Adjustment Event.
Merger Event
      Merger Event means, in relation to the Reference Shares, any:

•	reclassification of or change to the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all holdings of outstanding Reference Shares,

•	consolidation, amalgamation or merger of an issuer of Reference Shares with or into another entity other than a consolidation, amalgamation or merger in which the issuer of those Reference Shares is the continuing entity and which does not result in a reclassification of or change to the Reference Shares, or

•	other takeover offer for an issuer of Reference Shares that results in a transfer of or an irrevocable commitment to transfer all those Reference Shares (other than holdings of Reference Shares owned or controlled by the offeror), in each case if the Merger Date is on or before the applicable Determination Date.
      Tender Offer means, in relation to the References Shares, a tender offer by any entity or person to purchase more than 50% but less than 100 % of the outstanding voting shares of any class of shares of the issuer of those References Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and terms of the tender offer.

      In respect of each Merger Event or Tender Offer, the following terms have the meanings given below:

•	Merger Date means the date upon which all holders of the relevant Reference Shares (other than, in the case of a takeover offer, holdings of Reference Shares owned or controlled by the offeror) have agreed or have irrevocably become obliged to transfer their holdings of those Reference Shares,

•	Tender Offer Date means the date on which voting shares in the amount of the applicable percentage threshold are actually purchased or otherwise obtained (as determined by the calculation agent),

•	Share-for-Share means that the consideration for the relevant Reference Shares consists or, at the option of the holder of those Reference Shares, may consist, solely of common shares of the offeror or of a third party other than Reference Shares issued in connection with the merger or the Tender Offer (New Shares),

•	Share-for-Other means that the consideration for the relevant Reference Shares consists solely of cash or any securities other than New Shares or assets, whether those of the offeror or of a third party, and

•	Share-for-Combined means that the consideration for the relevant Reference Shares consists of cash or any securities, including New Shares, or assets, whether those of the offeror or of a third party.
      If a Share-for-Share Merger Event or a Share-for-Combined Merger Event occurs in relation to any Reference Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Merger Event would be entitled upon consummation of the Merger Event, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price (as defined below) of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      If a Share-for-Share Tender Offer or a Share-for-Combined Tender Offer occurs in relation to any References Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Tender Offer would be entitled upon consummation of the Tender Offer, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      Spot Price means:

•	in relation to any Reference Shares, the last official reported price for those Reference Shares on the Relevant Exchange, as determined by or on behalf of the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency, and

•	in relation to a Replacement Share or a New Share, the official closing price for those shares on their primary market of trading, as determined by the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency.
      If a Share-for-Other Merger Event, a Share-for-Share Merger Event or a Share-for-Combined Merger Event where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will adjust the affected Reference Shares by substituting those Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Merger Event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      If a Share-for-Other Tender Offer, a Share-for-Share Tender Offer or a Share-for-Combined Tender where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, replace the affected Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Tender Offer, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Tender Offer, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
Delisting, Nationalization or Insolvency
      Delisting means, in relation to any Reference Shares, that those Reference Shares cease, for any reason, to be listed on the Relevant Exchange and, as of the date of delisting, are not listed on another recognized exchange or quotation system acceptable to the calculation agent in its sole discretion.
      Nationalization means that all the Reference Shares or all or substantially all the assets an issuer of those Reference Shares are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.
      Insolvency means, in relation to any Reference Shares, that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the issuer of those Reference Shares, (a) all holdings of those Reference Shares are required to be transferred to a trustee, liquidator or other similar official or (b) holdings of those Reference Shares become subject to a legal prohibition on their transfer.

      If a Delisting, Nationalization or Insolvency occurs in relation to any Reference Shares, the calculation agent in its sole discretion will substitute those Reference Shares with Replacement Shares on the effective date of that event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of that event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.
      Upon the occurrence of a Merger Event, Delisting, Nationalization or Insolvency, the calculation agent will as soon as practicable notify us, The Bank of New York and the agent of the occurrence of the Merger Event, Delisting, Nationalization or Insolvency, as the case may be, giving details thereof and the action proposed to be taken in relation thereto.

Additional terms specific to the notes
      You should read this terms supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This terms supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.
      You may access these documents on the SEC Web site at http://www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):
http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm
      Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.
Selected risk considerations
      An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares or any of the component stocks of the Reference Shares. These risks are explained in more detail in the “Risk factors” section of the accompanying product supplement no. 1 dated April 12, 2007.

Hypothetical examples of amounts payable at maturity
      The following tables set out the total return to the Maturity Date of a note, based on the assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Shares on the Determination Date or at any time during the life of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.
      The information in the tables reflects hypothetical rates of return on the notes assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.
      The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Reference Shares.
      The market price of each of the Reference Shares has been volatile in the past, and their performance cannot be predicted for any future period. The actual performance of the Reference Shares over the life of the notes, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Shares set forth elsewhere in this terms supplement. For information about the price of the Reference Shares during recent periods, see “The Reference Shares” below.
      If the official closing price quoted by the Relevant Exchange for any of the Reference Shares never falls below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be paid in cash.
      By contrast, if the official closing price quoted by the Relevant Exchange for any of the Reference Shares is less than the Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, and the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares, the Redemption Amount payment on the Maturity Date will be made in the Reference Shares with the worst performance (with fractional shares paid in cash).
      The following tables illustrate hypothetical rates of return on an investment in the notes assuming that the Reference Shares of Merrill Lynch & Co., Inc. have the worst performance of any of the Reference Shares over the term of the notes, as determined by the calculation agent based on the formula: (Final Reference Level - Initial Reference Level)/(Initial Reference Level). Consequently, the Final Reference Levels for no other Reference Shares need to be taken into account in determining the Redemption Amount.
      The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date, assuming a hypothetical Initial Reference Level of $80.05 and a hypothetical Knock-In Level of $56.035. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the Redemption Amount is paid in cash.

		12 Monthly	12 Month
Assumed Closing Price	Value of	Interest	Total Return
of worst performing Reference Shares (Merrill Lynch & Co., Inc.)	Payment at	Payments
on Determination Date	Maturity	(Total)	$	%

Greater than: $80.05	$1,000.00	$150.00	$1,150.00	15.0000%
$80.05	$1,000.00	$150.00	$1,150.00	15.0000%
$72.05	$1,000.00	$150.00	$1,150.00	15.0000%
$64.04	$1,000.00	$150.00	$1,150.00	15.0000%
$56.05	$1,000.00	$150.00	$1,150.00	15.0000%

      The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date assuming a hypothetical Initial Reference Level of $80.05 and a hypothetical Knock-In Level of $56.035. In these examples, the Knock-In Level Trigger occurred at some point during the life of the notes.

		12
		Monthly	12 Month
Assumed Closing Price	Value of	Interest	Total Return
of worst performing Reference Shares (Merrill Lynch & Co., Inc.)	Payment at	Payments
on Determination Date	Maturity	(Total)	$	%

Greater than: $80.05	$1,000.00	$150.00	$1,150.00	15.000%
$80.05	$1,000.00	$150.00	$1,150.00	15.000%
$72.05	$900.00	$150.00	$1,050.00	5.000%
$64.04	$800.00	$150.00	$950.00	-5.000%
$56.04	$700.00	$150.00	$850.00	-15.000%
$38.42	$600.00	$150.00	$750.00	-25.000%
$32.02	$500.00	$150.00	$650.00	-35.000%
$15.37	$400.00	$150.00	$550.00	-45.000%
$11.53	$300.00	$150.00	$450.00	-55.000%
$3.07	$200.00	$150.00	$350.00	-65.000%
$1.54	$100.00	$150.00	$250.00	-75.000%
$0.00	$0.00	$150.00	$150.00	-85.000%

*        Payable in Reference Shares of Merrill Lynch & Co., Inc.
The Reference Shares
General
      Unless otherwise stated, all information contained herein on the Reference Shares and on the Reference Issuers is derived from publicly available sources and is provided for informational purposes only.
      Each of the Reference Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.
      According to its publicly available documents, The Bear Stearns Companies Inc. (Bear Stearns) is a holding company that through its broker-dealer and international bank subsidiaries, principally Bear, Stearns & Co. Inc., Bear, Stearns Securities Corp., Bear, Stearns International Limited and Bear Stearns Bank plc, is an investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. In addition to conducting a substantial portion of its operating activities through certain of its regulated subsidiaries noted above, Bear Stearns also conducts activities through the following wholly owned subsidiaries: Bear Stearns Global Lending Limited, Custodial Trust Company, Bear Stearns Financial Products Inc., Bear Stearns Capital Markets Inc., Bear Stearns Credit Products Inc., Bear Stearns Forex Inc., EMC Mortgage Corporation, Bear Stearns Commercial Mortgage, Inc. and through its majority owned subsidiary Bear Hunter Holdings LLC. Information provided to or filed with the SEC by Bear Stearns pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-08989.
      According to its publicly available documents, The Goldman Sachs Group, Inc. (Goldman Sachs) is a global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Goldman Sachs’ activities are divided into three segments: Investment Banking, Trading and Principal Investments, and Asset Management and Securities Services. Information provided to or filed with the SEC by Goldman Sachs pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-14965.

      According to its publicly available documents, JPMorgan Chase & Co. (JPMorgan Chase) is a financial holding company and its principal bank subsidiaries are JPMorgan Chase Bank, National Association (a national banking association with branches in 17 states), and Chase Bank USA, National Association (a national banking association that is JPMorgan Chase’s credit card-issuing bank). JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities Inc. The bank and nonbank subsidiaries of JPMorgan Chase operate nationally as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks. JPMorgan Chase’s activities are organized into six business segments (Investment Bank, Retail Financial Services, Card Services, Commercial Banking, Treasury & Securities Services and Asset Management) and Corporate, which includes its Private Equity and Treasury businesses, as well as corporate support functions. Information provided to or filed with the SEC by JPMorgan Chase pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-05805.
      According to its publicly available documents, Lehman Brothers Holdings Inc. (Lehman Brothers) is an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth individuals worldwide. Lehman Brothers’ principal business activities are capital markets, investment banking and investment management. Information provided to or filed with the SEC by Lehman Brothers pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-09466.
      According to its publicly available documents, Merrill Lynch & Co., Inc. (Merrill Lynch), is a wealth management, capital markets and advisory company with offices in 37 countries and territories and total client assets of approximately $1.6 trillion at December 29, 2006. As an investment bank, Merrill Lynch is a global trader and underwriter of securities and derivatives across a broad range of asset classes, and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch’s activities are divided into four operating segments: Global Markets and Investment Banking, Global Private Client, Merrill Lynch Investment Managers, and Global Wealth Management. Merrill Lynch also provides a variety of research services on a global basis through its Global Securities Research & Economics Group. Information provided to or filed with the SEC by Merrill Lynch pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-07182.
      In addition, information regarding Reference Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.
      This terms supplement relates only to the notes offered hereby and does not relate to the Reference Shares. We have derived all disclosures contained in this terms supplement regarding Reference Issuers from the publicly available documents described in the preceding paragraphs. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any of the Reference Issuers in connection with the offering of the notes. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding any of the Reference Issuers are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this terms supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any of the Reference Shares (and therefore the Initial Reference Level and the Knock-In Level and Redemption Amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any of the Reference Issuers could affect the value you will receive on the Maturity Date with respect to the notes and therefore the market value of the notes. Neither we nor any of our affiliates have any obligation to disclose any information about the Reference Issuers after the date of this terms supplement.
      Neither we nor any of our affiliates makes any representation to you as to the performance of the Reference Shares. As a prospective purchaser of notes, you should undertake such independent investigation of the Reference Issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Shares.
Historical Performance
      The Reference Shares are traded on the NYSE under the symbols set forth above. The following table sets forth the published intra-day high, low and closing prices of each of the Reference Shares since

December 31, 2003. We obtained the information in the tables below from Bloomberg without independent verification.
      Any historical upward or downward trend in the price of any of the Reference Shares during any period shown below is not an indication that the price of those Reference Shares is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical performance levels as an indication of future performance of any of the Reference Shares. We cannot assure you that the future performance of any of the Reference Shares will result in your receiving the face amount of your notes on the Maturity Date. The actual performance of any of the Reference Shares over the life of the notes may bear little relation to the historical levels shown below.
The Bear Stearns Companies Inc.

			Period
Period	High	Low	End

2004
First Quarter	$91.090	$79.300	$87.680
Second Quarter	88.410	76.620	84.310
Third Quarter	96.170	81.820	96.170
Fourth Quarter	106.680	89.410	102.310
2005
First Quarter	$106.030	$96.650	$99.900
Second Quarter	104.940	93.090	103.940
Third Quarter	109.750	99.230	109.750
Fourth Quarter	117.570	101.460	115.530
2006
First Quarter	$139.050	$115.970	$138.700
Second Quarter	147.070	123.430	140.080
Third Quarter	145.490	128.070	140.100
Fourth Quarter	165.320	142.450	162.780
2007
First Quarter	$171.510	$142.970	$150.350
Second Quarter	158,390	139.100	140.000
Third Quarter (through July 24)	144.800	129.850	129.850
The Goldman Sachs Group, Inc.

			Period
Period	High	Low	End

2004
First Quarter	$109.050	$96.600	$104.350
Second Quarter	106.000	88.790	94.160
Third Quarter	94.900	83.860	93.240
Fourth Quarter	110.450	92.340	104.040
2005
First Quarter	$112.800	$102.860	$109.990
Second Quarter	113.530	95.500	102.020
Third Quarter	121.580	102.710	121.580
Fourth Quarter	134.120	113.180	127.710
2006
First Quarter	$156.960	$127.040	$156.960
Second Quarter	168.550	138.500	150.430
Third Quarter	170.000	140.100	169.170
Fourth Quarter	205.100	170.690	199.350
2007
First Quarter	$220.940	$190.000	$206.630
Second Quarter	233.640	205.650	216.750
Third Quarter (through July 24)	224.550	198.150	198.150

JPMorgan Chase & Co.

Period	High	Low	Period End

2004
First Quarter	$43.010	$36.550	$41.950
Second Quarter	42.260	35.190	38.770
Third Quarter	40.100	35.870	39.730
Fourth Quarter	40.340	37.020	39.010
2005
First Quarter	$39.150	$34.580	$34.600
Second Quarter	36.260	33.770	35.320
Third Quarter	35.860	33.580	33.930
Fourth Quarter	40.200	33.270	39.690
2006
First Quarter	$42.110	$38.050	$41.640
Second Quarter	46.650	39.950	42.000
Third Quarter	47.220	40.710	46.960
Fourth Quarter	48.950	46.010	48.300
2007
First Quarter	$51.650	$46.700	$48.380
Second Quarter	53.200	48.240	48.450
Third Quarter (through July 24, 2007)	50.050	45.340	45.340
Lehman Brothers Holdings Inc.

Period	High	Low	Period End

2004
First Quarter	$44.750	$38.610	$41.435
Second Quarter	42.080	35.615	37.625
Third Quarter	40.095	33.825	39.860
Fourth Quarter	43.950	39.150	43.740
2005
First Quarter	$48.100	$42.925	$47.080
Second Quarter	49.640	43.775	49.640
Third Quarter	58.470	49.465	58.240
Fourth Quarter	66.415	53.090	64.085
2006
First Quarter	$74.360	$64.070	$72.265
Second Quarter	78.005	59.420	65.150
Third Quarter	74.550	59.970	73.860
Fourth Quarter	78.650	71.390	78.120
2007
First Quarter	$85.800	$70.020	$70.070
Second Quarter	81.300	69.160	74.520
Third Quarter (through July 24, 2007)	74.860	66.340	66.340

Merrill Lynch & Co., Inc.

Period	High	Low	Period End

2004
First Quarter	$64.250	$57.260	$59.560
Second Quarter	60.280	52.580	53.980
Third Quarter	53.130	47.530	49.720
Fourth Quarter	61.030	50.610	59.770
2005
First Quarter	$61.550	$56.330	$56.600
Second Quarter	56.960	52.480	55.010
Third Quarter	61.350	55.050	61.350
Fourth Quarter	69.020	59.650	67.730
2006
First Quarter	$78.820	$67.950	$78.760
Second Quarter	80.330	65.410	69.560
Third Quarter	79.090	67.490	78.220
Fourth Quarter	93.560	78.440	93.100
2007
First Quarter	$97.530	$79.220	$81.670
Second Quarter	94.170	82.780	85.580
Third Quarter (through July 24, 2007)	87.390	77.110	77.110
Supplemental information regarding taxation in the United States
      The amount of the stated interest rate on the note that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) equals 5.38%, and the remaining 9.62% constitutes Put Premium (as defined in the accompanying product supplement no. 1).
      Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.
Supplemental plan of distribution
      The notes are being purchased by Natixis Securities North America Inc. (the agent) as principal, pursuant to a terms agreement dated as of [       ●       ] between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the notes.
      See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.